Exhibit 99.1

Company Contacts:	Investor Relations Contact:
Doug Norby	Lippert/Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Kirsten Chapman/Moriah Shilton
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
(408) 894-0700

TESSERA RAISES GUIDANCE FOR THE FIRST QUARTER OF 2005

San Jose, Calif. - March 21, 2005 - Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, today announced that it is raising its financial guidance for the first quarter of 2005 originally delivered on February 2nd.

Tessera now expects first quarter 2005 revenue in the range of $27.3 million to $27.5 million, as compared to previous guidance of $21.5 million to $22.0 million. Expenses including cost of revenue, research and development, and selling, general and administrative are now projected at $8.8 million to $9.2 million, as compared to previous guidance of $8.4 million to $8.8 million. Cash taxes are projected to be six percent of revenue, as compared to previous guidance ranging from six to seven percent. The company’s book tax rate is expected to be unchanged from previous guidance at 40%.

Bruce McWilliams, Tessera’s chairman and chief executive officer, said “We are revising our guidance upwards based upon the impact of new licenses signed as well as the overall good performance from our existing licensees in the past quarter, particularly related to devices used in computing and in personal communications.”

About Tessera Technologies, Inc.

Tessera Technologies, through its wholly-owned subsidiary Tessera, Inc., is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal and mechanical properties of materials and interconnect. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Renesas, Toshiba and Texas Instruments. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004, include more information about factors that could affect the company’s financial results.

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Note: Tessera, MicroBGA, Compliant Chip and the Tessera logo are registered trademarks and MicroZ is a trademark of Tessera, Inc. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.